Exhibit 99.1

  Metromedia International Group, Inc. Reports Preliminary Magticom
                 First Quarter 2007 Financial Results

    CHARLOTTE, N.C.--(BUSINESS WIRE)--July 20, 2007--Metromedia International Group, Inc. (the "Company" or "MIG") currently traded as: (PINK SHEETS: MTRM) - Common Stock, and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in communications businesses in the country of Georgia, today announces the release of preliminary financial results for the three months ended March 31, 2007 for its principal core business, Magticom Limited ("Magticom"). Magticom is the leading mobile telephony operator in Tbilisi, Georgia and provides services throughout the country of Georgia. At present, the Company has a 50.1% economic interest in Magticom.

    This press release contains preliminary and unaudited US GAAP financial results for Magticom which are subject to adjustment until such time that the Company files its respective reports for the periods presented with the United States Securities and Exchange Commission ("SEC").

    Magticom highlights for the first quarter 2007 vs. 2006:

    --  Revenues of $43.9 million vs. $36.9 million - improvement of
        19%

    --  EBITDA (1) of $27.3 million vs. $25.4 million - improvement of
        8%

    --  Monthly ARPU (a) of $11.78 vs. $12.99 - reduction of 9%

    Magticom markets mobile voice communication services to consumers and commercial users nationwide in the country of Georgia. Magticom currently provides these services via a wireless mobile telephony network operating under the GSM standard in the 900 MHz and 1800 MHz radio frequency spectrum ranges and, beginning in mid-2006, in the 2.1 GHz radio frequency spectrum for 3rd generation GSM communication services. Further description of Magticom and its business operations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on December 14, 2006, which also includes discussion of material events or other factors affecting Magticom and the Company subsequent to December 31, 2004. Subsequent to December 14, 2006, in March 2007 a third GSM mobile telephone service provider launched services in Georgia. This provider, an affiliate of the largest Russian mobile operator, Vimplecom, is marketing services under the "Beeline" brand which has enjoyed considerable success in Russia. No published information is currently available as to the level of Beeline subscription in Georgia; but representatives of Vimplecom have publicly announced intention to invest substantially in further development of the Georgian market.



    Magticom Preliminary and Unaudited US GAAP Financial Results -
                     First Quarter 2007 and 2006:
----------------------------------------------------------------------



(In thousands, except percentages      Three Months     Percent Change
 and performance data)                   March 31,       Three Months
                                    -------------------
                                         2007      2006  2007 to 2006
                                    ---------  -------- --------------
Revenues
     Subscribers                    $  33,000  $ 28,241         16.9 %
     Inbound interconnection            9,582     7,673         24.9 %
     Roaming & other                    1,272     1,011         25.8 %
                                     --------   -------

Total revenues                         43,854    36,925         18.8 %

Cost of services (exclusive of
 depreciation and amortization)        10,364     8,624         20.2 %
     % of revenues                      23.6%     23.4%             --

Selling, general & administrative       5,824     3,730         56.1 %

Other income (expense), net              (331)      833             --
                                     --------   -------

EBITDA (1)                          $  27,335  $ 25,404          7.6 %
                                     ========   =======


Performance Data:
------------------------------------

Average monthly revenue per average
 subscriber (a)                     $   11.78  $  12.99        (9.3) %

Average monthly minutes of use per
 average subscriber (b)                 69.50     79.08       (12.1) %

Average active subscribers (c)        934,039   724,501         28.9 %

Total subscribers (d), as of:         949,954   735,543         29.2 %

Personnel Headcount                       792       654         21.1 %

(a) - Average monthly revenue per subscriber is determined by dividing revenue from subscribers for the period by average subscribers during the period, and dividing that result by the number of months in the period. Revenue from subscribers excludes inbound interconnection, roaming and other revenues earned from other operators.

(b) - Average monthly minutes of use per subscriber is determined by dividing total minutes of subscriber-originated calls for the period by average subscribers during the period, and dividing that result by the number of months in the period.

(c) - Average active subscribers for the period is determined as the sum of active subscribers at the beginning and at the end of the period divided by two. Magticom considers a subscriber to be "active" if that subscriber undertook any revenue generating activity within the prior 30 days.

(d) - Substantially all of Magticom's subscribers pre-pay for services via scratch-cards or deposits; that is, less than 2% of Magticom's subscribers pay for services on a post service utilization basis.

(1) - EBITDA is a financial measure that is not defined by U.S. generally accepted accounting principles ("US GAAP") and is intended to reflect earnings before interest, taxes, depreciation and amortization. For purposes of this presentation, the computation of EBITDA is the product of: "Revenues", less "Cost of services", less "Selling, general and administrative expenses", plus "Other income (expense), net". Since the Company has not yet determined Magticom's preliminary US GAAP "depreciation and amortization" expense amount for the three months ended March 31, 2007 and 2006, the Company is not able to calculate Magticom's preliminary US GAAP "Operating income" amount for the three months ended March 31, 2007 and 2006. EBITDA is a financial measure of operating performance commonly used in the telecommunications and media industries, but should not be construed as either an alternative to operating income or cash flow from operating activities determined in accordance with US GAAP.
----------------------------------------------------------------------


    The weighted average exchange rate of the Georgian Lari, Magticom's functional currency, strengthened 5.7% against the U.S. Dollar during the first quarter 2007 as compared to the same period in 2006.

    Revenues at Magticom increased by $7.0 million (19%) to $43.9 million for the three months ended March 31, 2007 as compared to $36.9 million for the three months ended March 31, 2006, due principally to the growth from subscriber revenue activity. Subscriber revenue growth is attributable to increases in both voice telephone usage (due, in part, to fundamental growth of Magticom's subscriber base) and value-added data services offered by Magticom. Subscriber revenue growth due to expanded usage and subscription was offset somewhat by Magticom's continued discounting of retail usage pricing during 2007 through various promotional programs aimed at garnering new subscribers, limiting competitive losses and, to a lesser extent, stimulating usage. Competition for subscribers, both new subscribers and subscribers of other operators, has remained aggressive in 2007.

    Magticom is the market leader in Georgia, based on both revenues and number of subscribers. Magticom's total and average subscribers have increased 29% since March 31, 2006. Magticom anticipates further increases in its subscriber base as it continues to penetrate the market; however, the rate of new subscriber acquisition can be expected to decline as overall penetration of mobile telephony services in Georgia increases.

    With the evolution of the mobile communications market, customers are utilizing their mobile phones for capabilities beyond voice communication. Value-added data services such as short messaging, e-mail, internet access and various other content-based data services have become increasingly popular and convenient; stimulated, in part, by the latest generation of mobile handsets and network capabilities. Revenues from value-added data services increased by $2.3 million (50%) to $6.8 million for the first quarter 2007 as compared to $4.5 million for the same period in 2006 principally due to increases in short messaging volumes. Magticom anticipates significant growth in non-voice service revenues as subscriber familiarity with data and message based services broadens and mobile handset capabilities continue to evolve. Magticom is well-positioned to seize upon this growth opportunity in consequence of the investments it has recently made in new network technology and support systems.

    Despite the significant increase in its subscriber base and the increasing popularity of value-added data services, average revenue per subscriber ("ARPU") decreased 9.3% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. This corresponds to a 12.1% decrease in the average minutes of use per subscriber ("AMPU") for the same period. These results reflect, in part, the lower level of average spending by the most recently acquired subscribers, who often display a lesser capacity or propensity to spend on mobile communications service than subscribers acquired earlier in Magticom's history. This is a common effect of penetration deeper into an established market and is experienced by mobile operations worldwide. The first quarter 2007 ARPU decrease also reflects the continued use of selective price discounts Magticom has offered as a marketing measure to both gain subscribers and secure its subscriber base from competition. Magticom anticipates that ARPU and AMPU will continue to decline in future periods in the face of stiffening competition and as a consequence of continuing penetration of its services into lower affordability segments of the Georgian population.

    Inbound interconnection revenues are earned for termination of other telephone service providers' traffic on Magticom's telecommunications network. First quarter 2007 growth in the inbound interconnection revenue reflects increased traffic termination volumes consistent with the general expansion of Magticom's subscriber base and that of its competitors (i.e. more callers in the market will, in general, increase the volume of interconnection traffic). Interconnection rates are set by regulation and the Georgian regulator has announced an intention to reduce these rates over time as a means of promoting new market entrants.

    Roaming revenues reflect charges to Magticom subscribers originating calls using their Magticom-equipped mobile telephone in a territory not directly serviced by Magticom and charges to subscribers of a foreign operator originating calls utilizing the Magticom network while in Georgia. Period-over-period increases in roaming revenues reflect modest increases in Georgian travel abroad and tourist or commercial traffic into Georgia. Magticom and most other operators worldwide bill roaming subscribers at a significant premium over the rates charged for conventional domestic usage. This practice is now being aggressively challenged in several regulatory jurisdictions, especially in the European Union; and Magticom expects that premiums associated with roaming will erode, perhaps sharply, over future periods.

    Cost of services at Magticom increased by $1.8 million (20%) to $10.4 million in the three months ended March 31, 2007 as compared to $8.6 million in the three months ended March 31, 2006, due principally to an increase in interconnection expenses. Interconnection costs increased by $1.3 million (21.7%) to $7.3 million in the three months ended March 31, 2007 as compared to $6.0 million in the three months ended March 31, 2006.

    Interconnection cost of services reflect the charges that Magticom incurs from other telephone service providers when terminating its subscriber traffic on those other providers' telecommunications networks. First quarter 2007 growth in these interconnection costs is consistent with the general expansion of Magticom's subscriber base and that of its competitors. However, Magticom has adopted various retail pricing strategies which favor calling within Magticom's network over placing calls to subscribers of other telephone service providers, which is consistent with strategies implemented by its competitors. This practice of promoting "on-net" calling reduces growth in interconnection costs of service and has proven to be effective in gaining and retaining subscribers; and will likely be continued in future periods.

    Selling, general and administrative expenses increased $2.1 million (56%) to $5.8 million for the three months ended March 31, 2007 as compared to $3.7 million for the three months ended March 31, 2006. The increase is principally attributable to a $1.6 million increase in personnel costs and a $0.4 million increase in marketing expenses.

    The increase in personnel costs reflects an overall 19% increase in the average number of personnel employed by Magticom for the first quarter 2007 as compared to the same period in 2006, significant wage increases provided to employees in first quarter 2007 and the accrual of performance based bonuses in 2007. Effective January 1, 2007, Magticom provided all existing employees with a 10% wage increase, which was notably higher than wage increases of prior years. Magticom then granted further wage increases to certain employees to ensure fair compensation for every employee at each staff level. Such wage adjustments were made to respond to general wage pressures in the Country of Georgia and surrounding regions. Magticom's increase in personnel is attributable to the necessary expansion of its administrative, sales and technical staff to support the continued growth of the business. Magticom anticipates further increases in personnel costs principally due to both continued expansion of the workforce to meet the capacity and quality demands of the expanding subscriber base and gradual increases in wages paid to ensure Magticom is able to recruit and maintain suitably qualified personnel.

    The $0.4 million increase in Magticom's marketing expenses reflects the necessity of an aggressive marketing strategy in an increasingly competitive business environment. In first quarter 2007, a new mobile telephony provider entered the Georgian telecommunications market. As a result, Magticom has focused its 2007 advertising efforts on maintaining its market share and strengthening its Magti and Bali brands through the use of television commercials, print advertisements and marketing materials. The major portion of Magticom's planned 2007 promotional campaigns are targeted for later in the year; and, thus, first quarter expenses in this area do not proportionately reflect likely full year-over-year increases.

    Other income decreased $1.1 million from a $0.8 million net other income for the three months ended March 31, 2006 to a $0.3 million net other loss for the three months ended March 31, 2007. This decrease is the result of Magticom's recognition of a $0.3 million foreign currency loss in the first quarter 2007 as compared to a $0.8 million foreign currency gain in the first quarter 2006. When comparing the rate of currency exchange of the U.S. Dollar relative to the Georgian Lari at March 31, 2007 as compared to December 31, 2006, the U.S. Dollar weakened against the Georgian Lari by 0.8%. Accordingly, Magticom recognized a foreign currency loss during the three months ended March 31, 2007 on its cash held in a U.S. Dollar denominated bank account. When comparing the rate of currency exchange of the U.S. Dollar relative to the Georgian Lari at March 31, 2006 as compared to December 31, 2005, the U.S. Dollar strengthened against the Georgian Lari by 1.9%. Accordingly, since Magticom held a relatively similar amount of cash in a U.S. Dollar denominated bank account during first quarters 2007 and 2006, Magticom recognized a larger foreign currency gain during the three months ended March 31, 2006 than its foreign currency loss during the three months ended March 31, 2007. It is difficult to predict the future of foreign currency exchange; however, the general trend in recent periods has shown that the U.S. Dollar is weakening against the Georgian Lari.

    Liquidity:

    MIG is a holding company. Accordingly, MIG does not generate cash flows from operations and is dependent on the earnings of its business ventures and the distribution or other payment of these earnings to meet its corporate cash outlay requirements. As of June 30, 2007, the Company's unrestricted corporate cash balance was approximately $9.7 million and Magticom's unrestricted cash balance, in various currencies, was approximately $9.5 million (at current exchange rates).

    During the past several fiscal years, the cash flows generated from Magticom's operations have been sufficient to enable Magticom to self-finance its capital expenditure requirements and to fully repay any outstanding financing obligations. Magticom expended approximately $15.2 million in the first quarter 2007 on capital infrastructure expansion or rehabilitation programs and maintenance of its radio frequency licenses. Magticom anticipates that it will expend approximately $40 million for full year 2007 on such capital programs and licenses.

    At present, Magticom does not have any outstanding debt obligations.

    External Sources of Liquidity

    The Company has a legal obligation to its 7 1/4% Cumulative Convertible Preferred Stock ("Preferred Stock") with respect to their cumulative unpaid dividends of approximately $118 million as of June 30, 2007, and the Preferred Stock is currently trading at a substantial discount to its per share liquidation value. These conditions limit the Company's ability to access the capital markets and to use its common stock as currency for business development or other purposes.

    During the past several years, the Company has relied upon cash receipts from the sale of certain of its non-core business ventures and, to a lesser extent, the repatriation of cash from business ventures, in the form of dividend distributions or the repayment of outstanding loans in order to meet its outstanding legal liabilities and obligations. Since the Company has monetized its interest in all but four of its business ventures, the Company must now rely on dividends from its business ventures or outside financing as the principal sources of funding for further business development. A material portion of projected dividends will be required to meet future corporate cash overhead requirements. Remaining funds may be insufficient to fund substantial expansion of present businesses or acquisition of new business interests. This could result in eventual erosion in the value of the Company's underlying businesses.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

    This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including in particular those regarding the timing of completing and filing with the SEC its outstanding Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, June 30 and September 30, 2005 and 2006 and March 31, 2007 and its outstanding Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and 2006. Various factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2004, and its most recently filed Form 8-K reports (dated January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23,
2005, April 19, 2005, April 20, 2005, June 7, 2005, June 17, 2005,
July 12, 2005, July 18, 2005, July 25, 2005, July 28, 2005, August 3,
2005, August 10, 2005, September 8, 2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006, March 17, 2006, May 11, 2006,
May 18, 2006, June 26, 2006, July 14, 2006, August 8, 2006, August 15,
2006, August 22, 2006, September 27, 2006, October 2, 2006, October 10, 2006, October 24, 2006, October 25, 2006, October 30, 2006,
November 16, 2006, November 17, 2006, November 20, 2006, November 30, 2006, December 5, 2006, December 13, 2006, December 15, 2006, December 18, 2006, March 1, 2007, April 26, 2007, May 1, 2007, May 25, 2007,
May 30, 2007, June 27, 2007, June 28, 2007 and July 17, 2007). The
Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, Executive Vice President Finance,
             Chief Financial Officer and Treasurer, 704-321-7383;
             or investorrelations@mmgroup.com